Contract for Services

Client: Petrosonic Energy, Inc.

Petrosonic Energy, Inc.

914 Westwood Blvd, Suite 545

Los Angeles, CA 90024

As of May 1, 2014

This agreement, dated as of May 1, 2014 (the “Effective Date”), is made by and between Richard F. Rutkowski, whose address is 3125 E Laurelhurst Dr NE, Seattle, WA 98105, (herein referred to as “Mr. Rutkowski”, “Consultant”, or “Lead Director” and Petrosonic Inc., whose address is 914 Westwood Blvd, Suite 545, Los Angeles, CA 90024, (herein referred to as “Petrosonic”, “the Company” or “Company”).

Petrosonic is a publicly traded Company currently listed on the OTC Bulletin Board under the ticker symbol PSON. Petrosonic desires to increase exposure to individual and institutional investors for the purpose of raising general awareness of the Company among this audience and increasing its investor following and for the purpose of facilitating one or more possible financings.

Mr. Rutkowski is an experienced executive, with a broadly based background in business management, capital formation and the strategic management of intellectual property, who in his role as a Consultant to the Company and as the Lead Director to the Company’s Board of Directors, will provide a range of strategic planning and business development services and related support.

1. Lead Director As soon as practical, following the execution of this agreement, the Company’s Board of Director’s will be asked to consider Mr. Rutkowski for the position of Lead Director to the Company’s Board of Directors and the nomination will be put to a vote by members of the Company’s Board of Directors other than Mr. Rutkowski. Mr. Rutkowski will recuse himself from the vote.

2. Consulting Services. The Company hereby employs Mr. Rutkowski to perform the following services in accordance with the terms and conditions set forth in this agreement: Consultant will work with Petrosonic management to help the Company develop, document and execute an effective business plan, operating model and business and financing strategy. Consultant will also provide input on related operating planning, budgeting, corporate finance and organizational development initiatives including helping to source and qualify additional candidate members of the Company’s management team and board of directors. Consultant will also work with management and the appropriate outside agents with the goal of enhancing and extending the Company’s intellectual property position and strategy and supporting the Company’s ability to monetize its patent estate both within it’s core markets and selectively in other fields of use as may apply.

3. Consultant and his associates will also work with the Company’s management and other third party representatives on an ongoing basis (see Term) with the aim of establishing a broadly-based, active and loyal investor following for Petrosonic and increasing market awareness to help to ensure that the Company’s shares are actively traded.

In this capacity, Consultant will help plan and guide the Company’s ongoing investor relations effort and will assist in developing, reviewing and delivering communications to:

●	Buy side (institutional) investors and analysts

●	Sell side (retail and institutional) investors and analysts

●	Investment banking firms

●	Business and Financial media

●	Science, technology and/or trade media (as appropriate)

Consultant plans to work closely with the Company’s management in developing communications materials aimed at the financial community to include presentations, press releases, corporate summaries, annual reports and the like.

4. Term. Subject to paragraph 5 below, the term of this agreement is for three years beginning as of May 1, 2014 and ending on May 1, 2017.

5. Termination. The Company may terminate this agreement for any reason or no reason by giving Consultant 30 days written notice of such termination (“Termination Without Cause”); provided, however, that the Company may not, for a period of 120 days from the Effective Date, give notice of a Termination Without Cause. The Company may also terminate this agreement for cause (“For Cause Termination”) if Consultant commits a material breach of or default under this agreement, including for failure or inadequacy of performance, that is not cured upon 30 days written notice.

6. Equity Compensation

Following the termination of the cease trade order issued by the Alberta Securities Commission on April 3, 2013 (the “Cease Trade Order”), Petrosonic shall issue to Consultant, as compensation for the services provided hereunder as a consultant (and not as the Lead Director) a total of 2,000,000 shares of the Company’s common stock (the “Stock Compensation”). The Stock Compensation shall be deemed to be fully earned when issued; provided, however, that the Company shall have the right (the “Repurchase Right”), which may be exercised for a period of 180 days following a For Cause Termination, to repurchase from Consultant 1,000,000 shares of the Stock Compensation (the “Subject Shares”) for the price of $100. The Repurchase Right shall expire as to 250,000 Subject Shares on each of July 31, 2014, October 31, 2014, January 31, 2015 and April 30, 2015. If Consultant has sold the Subject Shares, or some part of them, prior to the For Cause Termination of this agreement, the Company will be entitled to receive the proceeds of such sale or sales from Consultant in lieu of the Subject Shares sold.

7. Expenses. The scope of this agreement will include Consultant and/or members of Consultant’s staff accompanying the Company on investor roadshows or certain meetings. Petrosonic will promptly reimburse Consultant for expenses incurred from the roadshows and meetings and through activities directly related to this agreement and Petrosonic. Expenses would include travel, printing, some telephone charges, postage and other such out of pocket expenses. Such expenses are subject to prior approval by Petrosonic management and will be recorded and reported to the Company by Consultant in a form acceptable to the Company.

8. Independent Contractor. Both the Company and Consultant agree that Consultant will act as an independent contractor in the performance of his duties under this agreement. Accordingly, Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of Consultant's activities in accordance with this agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

9. Not a “Shell Company”. The Company represents that it has not been deemed a “Shell Company” as that term is defined and/or utilized in SEC Rule 144(i)1 and Rule 144(i)2, for at least one year prior to the date of this agreement. Further the Company represents that, to the best of its knowledge, its filings are fully compliant under the requirements as described in SEC Rule 144(i)1 and Rule 144(i)2 and that it shall use its best efforts to remain compliant with such reporting and filing requirements.

10. Confidential Information. Consultant agrees that any information received by Consultant during any furtherance of Consultant's obligations in accordance with this agreement, which concerns the personal, financial or other affairs of the Company will be treated by Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

11. Employment of Others. The Company may from time to time request that Consultant arrange for the services of others. All costs to Consultant for those services will be paid by the Company but in no event shall Consultant employ others without the prior authorization of the Company.

12. Jurisdiction. The validity of this agreement shall be determined in accordance with the internal laws of the State of Washington. In the case of any disputes outside of the United States of America, disputes under this Agreement shall be settled by binding arbitration under the rules of the ICC, with all proceedings and writings to be in the English language.

13. Communications. Any and all notices, requests, demands or other communications hereunder shall be in writing, and deemed given and received if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to each of the parties hereto at the addresses hereinabove first written or such other addresses as may from time to time be designated by any of them in writing.

14. Entire Agreement. This agreement is the entire agreement among the Company and Consultant and supersedes any and all prior agreements with respect to the subject matter of this agreement. No amendment of this agreement will be valid unless the Company and Consultant agree in writing.

Petrosonic, Inc.

Name: Art Agolli
Title: Chief Executive Officer

Signature:	/s/ Art Agolli
Date: June 17, 2014

Richard F. Rutkowski:

Name: Richard F. Rutkowski
Title: Consultant

Signature:	/s/ Richard F. Rutkowski
Date: May 15, 2014